CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by TDE Group Limited (the “Company”) of a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering, the undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the Registration Statement as a Director Nominee. The undersigned also consents to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 29, 2025

/s/ Shigeru Miyagawa
Shigeru Miyagawa